EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES UNIONS REPRESENTING PILOTS, MECHANICS, DISPATCHERS AND SIMULATOR ENGINEERS AGREE TO IMPLEMENT RATIFIED AGREEMENTS

Flight attendants fail to ratify agreement

HOUSTON, March 31, 2005 - Continental Airlines (NYSE: CAL) today announced its pilots, mechanics, dispatchers and simulator engineers have ratified new collective bargaining agreements with the airline.

The flight attendants, represented by the International Association of Machinists and Aerospace Workers, were the only work group that failed to ratify their agreement and join the rest of Continental's employees in the needed pay and benefit reductions.

The unions with ratified agreements have chosen to go forward and implement their contracts despite the flight attendants' failure to ratify.

The company also will implement previously announced pay and benefit reductions at the beginning of April for its airport, cargo, reservations, Chelsea food services, management and clerical employees.

Continental's officers and its board of directors already implemented their reductions on Feb. 28.

With the implementation of reduced pay and benefits for all domestic employees except flight attendants, and including reductions already achieved from certain Continental Micronesia and international work groups, Continental expects to achieve approximately $418 million of annual pay and benefit savings on a run-rate basis. Additionally in 2005, Continental will record an approximately $43 million noncash curtailment charge related to the pilots' pension plan and an incremental $23 million noncash expense associated with a bridge retiree medical plan.

Having achieved the vast majority of its cost savings goal, the company can avoid having to seek larger pay and benefit reductions in the future from all work groups other than flight attendants, and it will significantly improve its liquidity position.

The current levels of pay and benefits for flight attendants are not sustainable. The company will promptly reengage in discussions with the flight attendants to reach a revised agreement on pay and benefit reductions. Unfortunately, the needed pay and benefit reductions under that agreement will be larger. The longer this process takes, the deeper the pay and benefit reductions will be in order to achieve the needed cost savings from the flight attendants and to be fair to their co-workers who have taken reductions.

"I recognize that these pay and benefit reductions are painful, and I appreciate that our pilots, mechanics, dispatchers and simulator engineers made the decision to support their co-workers and our airline," Continental Chairman and Chief Executive Officer Larry Kellner said. "While I am disappointed that the flight attendants failed to ratify their agreement, I believe they recognize our need for cost reductions and want to support our co-workers, but were influenced by other factors."

Continental to take delivery of additional Boeing aircraft

With the implementation of the ratified agreements, Continental is confirming delivery of the aircraft under its previously announced Boeing aircraft order. The company will now grow by leasing eight Boeing 757-300 aircraft starting this summer and accelerating delivery of six Boeing 737-800 aircraft into 2006. These aircraft will provide the opportunity for Continental to further expand its international network while supporting its domestic system. The airline also will acquire 10 Boeing 787 aircraft beginning in 2009.

Employees to share in airline's future success

Also, as a result of the ratifications, Continental has issued to all domestic employees, except flight attendants, stock options for approximately 8.7 million shares of Continental's common stock. These options represent approximately 13 percent of the currently outstanding shares of common stock of Continental and have an exercise price of $11.89 per share. As a result of options granted under the new employee stock option plans, Continental expects to incur a noncash expense of $18 million in 2005.

The company's previously announced enhanced profit-sharing program also became effective for all employees participating in the pay and benefit reductions. The program creates a much larger profit-sharing pool than the old profit-sharing plan and is the best in the industry.

The foregoing contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2004 10-K and its other securities filings, which identify important matters such as the consequences of our significant financial losses and high leverage, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that we will be able to obtain the needed pay and benefit reductions from our flight attendants or that the ratified agreements will enable the company to achieve the cost reductions expected as a result of such agreements, which will depend, upon other matters, on timely and effective implementation of new work rules, actual productivity improvement, employee attrition, technology implementation, our level of business activity, relations with employees generally and the ultimate accuracy of certain assumptions on which our cost savings are based. Continental undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

###

CAL05034